Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. on Form S-3, Amendment No. 1 (File No. 333-171411) of our report dated June 8, 2010, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2010.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
New York, New York
February 18, 2011